EXHIBIT 5.1

October 23, 2003

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about October 23, 2003, in connection with the registration under the Securities Act of 1933, as amended, of an additional 4,248,880 shares of Common Stock (the “Shares”) to be issued under the 1998 Stock Plan, as amended, the 1999 Director Option Plan, as amended, and the 1999 Employee Stock Purchase Plan, as amended (the “Plans”).

     It is our opinion that, when issued and sold pursuant to options granted in the manner described in the Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/WILSON SONSINI GOODRICH & ROSATI